NEWS RELEASE
Contact: Investor Relations
(206) 298-2909

EMERITUS ANNOUNCES OPERATING RESULTS FOR FIRST QUARTER 2008

SEATTLE, WA, (May 8, 2008) - Emeritus Corporation (AMEX: ESC), a national provider of assisted living and Alzheimer’s and related dementia care services to senior citizens, today announced its first quarter 2008 results.

First Quarter 2008 Highlights Compared to First Quarter 2007
•	Total revenues increased by $78.3 million
•	Adjusted EBITDA improved by $9.3 million, or 46.2%
•	Average occupancy increased to 87.2% from 86.8%
•	Average monthly revenue per unit increased by 4.5% to $3,325
•	Adjusted G&A expense as a percentage of total operated revenues reduced to 6.7% from 7.8%
•	Closed on a $25 million unsecured line-of-credit facility

Granger Cobb, President and Co-Chief Executive Officer, stated, "Our first quarter results were solid.  We showed discipline in managing expenses while we continue to put our revenue-generating infrastructure in place.  Our systems implementation and oversight initiatives continue to proceed effectively at our communities, which we believe will result in improvements in occupancy and cash flow as we move ahead over the next few years.”

Summary of 2008 First Quarter Results

Total revenue for the first quarter ended March 31, 2008, increased to $186.5 million from $108.2 million in the prior year period.  Community operating revenues increased $78.0 million in the first quarter of 2008 to $185.3 million.  Approximately $74.0 million of the increase was from the acquisition of 85 new communities, including Summerville, and $3.3 million was due to an increase in the average monthly revenue per occupied unit, with the balance from an increase in occupancy.  Management fee revenue increased $282,000 in the first quarter to $1.2 million primarily due to the additional Blackstone joint venture managed properties added during the second quarter of 2007.

Average monthly revenue per occupied unit increased $144, or 4.5%, over the prior year quarter to $3,325 and average occupancy increased to 87.2% from 86.8% in the prior year quarter, including the impact of the Summerville communities.

Community operating expenses were $121.6 million in the first quarter of 2008 compared to $68.4 million in first quarter of 2007.  Approximately, $49.1 million of the increase was due to the acquisition of 85 new communities, including Summerville, with $3.5 million related to increases in labor and related expenses and approximately $600,000 to other community operating expenses, particularly contracted services, food costs, utilities, supplies and marketing costs.

In the first quarter of 2008, general and administrative expenses were $14.6 million compared to $10.1 million in the prior year first quarter, including non-cash stock compensation expenses of $1.4 million in 2008 and $538,000 in 2007.  The expense increase primarily related to an increase of $3.3 million in salary and benefit costs, which includes an increase of $844,000 in stock option compensation expense. The balance of approximately $1.2 million was distributed among various general and administrative expenses. Much of the increase in staffing costs relates to the growth in the Company’s operated and managed communities.  Adjusted general and administrative expenses as a percent of total operated community revenues (including revenues of managed communities) was 6.7% in 2008 compared to 7.8% in 2007.

Operating income (loss) from continuing operations decreased by $8.0 million from the prior year quarter due to an increase in depreciation, amortization, and facility lease expenses of $28.7 million from the prior year quarter.  The property-related increases are primarily related to the acquisitions discussed below.

Total property-related expenses (depreciation, amortization, facility lease expense and interest expense) increased by $37.1 million from the prior year period, primarily reflecting the addition of 85 communities, including Summerville, and the purchase of 96 communities (including 8 Summerville properties) that were formerly operated by the Company under long-term leases.

The Company’s first quarter 2008 loss from continuing operations before income taxes was $25.3 million compared to a loss of $9.2 million in 2007, inclusive of the $37.1 increase in property-related expenses discussed above.

For the quarter ended March 31, 2008, Adjusted EBITDA was $29.3 million compared to $20.0 million for the same period last year, an increase of 46.2%.

As of March 31, 2008, the Company had approximately $90.0 million of cash and cash equivalents, and had no amounts outstanding under our $25.0 million line-of-credit facility.  On March 31, 2008, total assets were $1.9 billion, including $1.4 billion of net investments in properties, total debt was $1.3 billion and stockholders’ equity was $434.5 million.

Conference Call:

The Company will host a conference call on May 8, 2008 at 5:00 P.M. Eastern Time to discuss its financial results for the first quarter ended March 31, 2008.  Hosting the call will be Mr. Daniel Baty, Chairman and Co-Chief Executive Officer, Mr. Granger Cobb, President and Co-Chief Executive Officer, and Mr. Raymond Brandstrom, Chief Financial Officer.  The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the investors section.

The conference call can also be accessed by dialing (888) 271-8601 or for international participants (913) 312-0698.  A replay of the conference call will be available after 8:00 P.M. Eastern time on Thursday, May 8, 2008, until midnight Eastern time, Thursday May 15, 2008 and can be accessed by dialing (888) 203-1112 or for international participants (719) 457-0820 and entering the passcode 9544686.

Non-GAAP Financial Measure

Adjusted EBITDA is a financial measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (GAAP).  We believe this non-GAAP measure is useful in identifying trends in our day-to-day performance because it excludes items that have little or no significance on operations and provides an indicator to management of progress in achieving optimal operating performance.  In addition, this measure is used by many research analysts and investors to evaluate the performance and the value of companies in our industry.  We strongly urge you to review the reconciliation of net loss to Adjusted EBITDA provided below, along with our consolidated balance sheets, statements of operations and cash flows.  We define Adjusted EBITDA and provide other information about this non-GAAP measure in our quarterly report on Form 10-Q.

The table below shows the reconciliation of net loss to Adjusted EBITDA for the three months ended March 31, 2008 and 2007:

	Three Months Ended
	March 31,
	2008	2007

Net loss	$(25,968)	$(9,735)
Provision for income taxes	210	276
Equity losses in unconsolidated joint ventures	1,522	569
Depreciation and amortization	31,020	14,376
Amortization of deferred gains	(502)	(554)
Non-cash stock option compensation expenses	1,382	538
Convertible debentures conversion costs	-	1,329
Interest expense	21,991	13,533
Interest income	(855)	(591)
Discontinued operations	494	290
Adjusted EBITDA	$29,294	$20,031

For a more detailed understanding of Emeritus, please refer to our annual report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008, or visit the Company’s Internet site at www.emeritus.com to obtain a copy.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus operated, or had an interest in, 289 communities representing capacity for 24,822 units and approximately 29,692 residents in 37 states at March 31, 2008.  Our common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, uncertainties related to professional liability claims; and uncertainties about our ability to successfully  integrate our company after the merger with Summerville Senior Living, Inc.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007.

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	(Unaudited)
	Three Months
	Ended March 31,
	2008	2007
Revenues:
Community revenues	$185,330	$107,371
Management fees	1,159	877
Total operating revenues	186,489	108,248

Expenses:
Community operations (exclusive of depreciation and amortization
and facility lease expense shown separately below)	121,557	68,441
General and administrative	14,611	10,114
Depreciation and amortization	31,020	14,376
Facility lease expense	22,316	10,298
Total operating expenses	189,504	103,229

Operating income (loss) from continuing operations	(3,015)	5,019

Other income (expense):
Interest income	855	591
Interest expense	(21,991)	(13,533)
Equity earnings (losses) in unconsolidated joint ventures	(1,522)	(569)
Other, net	409	(677)
Net other income (expense)	(22,249)	(14,188)

Income (loss) from continuing operations before income taxes	(25,264)	(9,169)
Provision for income taxes	(210)	(276)
Income (loss) from continuing operations	(25,474)	(9,445)
Income (loss) from discontinued operations	(494)	(290)
Net income (loss)	$(25,968)	$(9,735)

Basic and diluted income (loss) per common share:
Continuing operations	$(0.66)	$(0.51)
Discontinued operations	(0.01)	(0.02)
	$(0.67)	$(0.53)

Weighted average common shares outstanding:
Basic and diluted	39,036	18,374

Emeritus Corporation
Cash lease and interest expense
Three months ended March 31, 2008

		(After NHP Deal
		and Refinancings)
	Actual	Projected
	3 Months	Range
	Mar-08	Q2-2008
Facility lease expense - GAAP	$22,316	$22,400 - $22,600
Less:
Straight-line rents	(2,437)	(2,500) - (2,600)
Above/below market rents	(2,524)	(2,500) - (2,600)
Plus:
Capital lease interest	8,688	6,200 - 6,400
Captial lease principal	5,537	3,600 - 3,800

Facility lease expense - CASH	$31,580	$27,200 - $27,600

Interest expense - GAAP	$21,991	$24,100 - $25,000
Less:
Straight-line interest	(43)	(45) - (60)
Capital lease interest	(8,688)	(6,200) - (6,400)
Interest rate swap valuation	(838)	(725) - (1,000)
Loan fee amortization	(511)	(530) - (540)

Interest expense - CASH	$11,911	$16,600 - $17,000

Depreciation expense:
Owned assets	$9,487	$12,300 - $12,500
Intangibles	11,326	11,400 - 11,500
Capital and financing leases	10,207	7,300 - 7,400

	$31,020	$31,000 - $31,400